Exhibit 10.2

Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

BLACK HILLS EXPLORATION AND PRODUCTION, INC.

AND

ENERGY WEST DEVELOPMENT, INC.

DATED AS OF

OCTOBER 10, 2014

Exhibit 10.2TOC

i

Section 3.22	Internal Controls	19

Section 3.23	Brokers	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		19

Section 4.01	Organization and Authority of Buyer	19

Section 4.02	No Conflicts; Consents	19

Section 4.03	Brokers	20

Section 4.04	Legal Proceedings	20

Section 4.05	Disclaimers	20

Section 4.06	[Intentionally Omitted]	20

Section 4.07	Investigations	20

Section 4.08	Financial Capability	20

ARTICLE V COVENANTS		20

Section 5.01	Conduct of Business Prior to the Closing	20

Section 5.02	Access to Information	22

Section 5.03	Financial Statements	22

Section 5.04	No Solicitation of Bids	22

Section 5.05	Notice of Certain Events and Amendment of Disclosure Schedules	23

Section 5.06	[Intentionally Omitted]	25

Section 5.07	Confidentiality	25

Section 5.08	Governmental Approvals and Consents	26

Section 5.09	Books and Records	27

Section 5.10	[Intentionally Omitted]	27

Section 5.11	Litigation and Regulatory Support	27

Section 5.12	Closing Conditions	28

Section 5.13	Public Announcements	28

Section 5.14	Pipeline Tariffs	28

Section 5.15	Risk of Loss	28

Section 5.16 Insurance Claims. EWD will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed against EWD with a date of occurrence prior to the Closing, and hereby releases Buyer and its Affiliates of any responsibility or liability therefor.

Buyer will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed with respect to the Pipeline Assets with a date of occurrence on or after the Closing, and hereby releases EWD of any responsibility or liabilities therefor, except to the extent any such Property and Casualty Claim or the facts, circumstances, events and actions giving rise to such Property and Casualty Claim constitutes a breach of any representation, warranty or covenant of EWD hereunder. For purposes hereof, “Property and Casualty Claims” means workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to damages caused to the Pipeline Assets generally insured under causes-of-loss – special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims.

		28

Section 5.17	Pipeline Real Property Leases and Pipeline Easements	29

Section 5.18	[Intentionally Omitted]	29

Section 5.19	Further Assurances	29

ARTICLE VI TAX MATTERS		29

Section 6.01	Tax Covenants	29

Section 6.02	[Intentionally Omitted]	30

Section 6.03	Tax Indemnification	30

Section 6.04	[Intentionally Omitted]	30

Section 6.05	[Intentionally Omitted]	30

Section 6.06	Contests	30

Section 6.07	Cooperation and Exchange of Information	30

Section 6.08	Tax Treatment of Indemnification Payments	31

Section 6.09	Like-Kind Exchange	31

Section 6.10	Survival	31

Section 6.11	Overlap	31

ARTICLE VII CONDITIONS TO CLOSING		32

Section 7.01	Conditions to Obligations of All Parties	32

Section 7.02	Conditions to Obligations of Buyer	32

Section 7.03	Conditions to Obligations of EWD	34

ARTICLE VIII INDEMNIFICATION		35

EXHIBITS

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment of Rights of Way, Easements, Etc.

Exhibit C – Form of Partial Assignment of Right of Way

Exhibit D – Form of Warranty Deed

Exhibit E – Form of Assignment of Contract

SCHEDULES

Schedule 1 – Individuals Included in EWD’s Knowledge

Schedule 2.01(b)(i) – Glacier Pipeline Description

Schedule 2.01(b)(ii) – Shoshone Pipeline Description

Schedule 2.01(b)(iii)(A) – Glacier Pipeline Real Property

Schedule 2.01(b)(iii)(B) – Shoshone Pipeline Real Property

Schedule 2.01(b)(iv)(A) – Glacier Pipeline Equipment

Schedule 2.01(b)(iv)(B) – Shoshone Pipeline Equipment

Schedule 2.01(b)(v)(A) – Glacier Pipeline Contracts

Schedule 2.01(b)(v)(B) – Shoshone Pipeline Contracts

Schedule 2.01(c) – Easement Royalty Fees

Schedule 3.05 – Third-Party Consents

Schedule 3.06(a) – EWD’s Required Regulatory Approvals

Schedule 3.06(c) – Legal Compliance Exceptions

Schedule 3.06(d) – Regulatory Filings

Schedule 3.09 – Changes

Schedule 3.10 – Material Contracts

Schedule 3.11(b) – Type of Real Property Ownership

v

Schedule 3.11(c) – Subleases

Schedule 3.12 – Condition of Personal Property

Schedule 3.14 – Insurance

Schedule 3.16 – Pipeline Permits

Schedule 3.17(a) – Environmental Law Exceptions

Schedule 3.17(b) – Environmental Permits

Schedule 3.17(e) – Storage Tanks

Schedule 3.17(f) – Hazardous Materials

Schedule 3.20 – Taxes

Schedule 4.02 – Buyer’s Required Regulatory Approvals

Schedule 5.05 – Individuals Included in Buyer’s Knowledge

Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 10, 2014, is entered into between BLACK HILLS EXPLORATION AND PRODUCTION, INC., a Wyoming corporation (“Buyer”), and ENERGY WEST DEVELOPMENT, INC., a Montana corporation (“EWD”).

RECITALS

WHEREAS, EWD owns the Pipeline Assets (as hereinafter defined) and wishes to sell, and Buyer wishes to purchase, the Pipeline Assets, subject to the terms and conditions set forth herein;

WHEREAS, to induce Buyer to enter into this Agreement and contemporaneously with the execution and delivery of this Agreement, Cheyenne Light, Fuel and Power Company, a Wyoming corporation and Affiliate of Buyer (“CLF&P”), is entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Energy West, Incorporated, a Montana corporation and an Affiliate of EWD (“EWI”), and Energy West Wyoming, Inc., a Wyoming corporation and an Affiliate of EWD (the “Company”), pursuant to which CLF&P would acquire all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, EWD acknowledges that it will derive a benefit from the transactions contemplated by the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Financial Principles” means GAAP and applicable regulatory accounting principles.

“Assumed Pipeline Liabilities” has the meaning set forth in Section 2.01(c).

“Basket” has the meaning set forth in Section 8.04(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cody, Wyoming are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Knowledge” has the meaning set forth in Section 5.05.

“Cap” has the meaning set forth in Section 8.04(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CLF&P” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Confidential Information” means all confidential, proprietary or other non-public information or material disclosed or provided by or on behalf of Party to another Party or its Representatives, either orally or in writing, concerning any aspect of the business or affairs of such disclosing Party.

“Contracts” means all contracts, leases, subleases, deeds, mortgages, licenses, easements, rights-of-way, prescriptive rights, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by EWD and Buyer concurrently with the execution and delivery of this Agreement, as updated in accordance with Section 5.05.

“Disclosure Schedule Update” has the meaning set forth in Section 5.05.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) relating to any Environmental Condition.

“Environmental Condition” means any condition arising out of, based on or resulting from the presence, Release of, or exposure to, any Hazardous Materials or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release, removal, cleanup or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and implementing or similar state and local laws and regulations.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or other notice relating to (a) any Environmental Claim, (b) any actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit, or (c) any Environmental Condition.

“Environmental Permit” means any Permit, approval, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Representations” has the meaning set forth in Section 8.01(a).

“EWD” has the meaning set forth in the preamble.

“EWD Indemnitees” has the meaning set forth in Section 8.03.

“EWD’s Knowledge” or any other similar knowledge qualification with respect to EWD, means the actual knowledge of each individual listed on Schedule 1 without investigation.

“EWI” has the meaning set forth in the recitals.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, a Governmental Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (a) any required waiting period has expired and (b) all conditions to effectiveness prescribed therein or otherwise by Law or Governmental Order have been satisfied.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Glacier Pipeline” has the meaning set forth in Section 2.01(b).

“Good Utility Practice” means any practices, methods, standards, guides or acts, as applicable, that (a) are generally accepted in the region during the relevant time period in the natural gas utility industry, (b) are commonly used in prudent utility engineering, construction, project management and operations, (c) would be expected if EWD is to conduct its business at a reasonable cost in a manner consistent with applicable Laws and Governmental Orders and the objectives of reliability, safety, environmental protection, economy and expediency, (d) are necessary for the protection of life or property, or (e) in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices for a regulated utility, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, regardless of physical form or concentration and whether naturally occurring or manmade, that is regulated, listed, or identified under any Environmental Law, or which is deemed or may be deemed hazardous, acutely hazardous, dangerous, damaging, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any solid waste, petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos or asbestos-containing material in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls, and any soil, debris, or groundwater that is contaminated with such materials.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, but specifically excluding punitive, exemplary, incidental, consequential, and special damages other than in connection with any Third Party Claim; provided that Losses will not include any amounts accounted for in the Adjustment Amount pursuant to the Stock Purchase Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Pipeline Assets or (b) the ability of EWD to consummate the transactions contemplated herein on a timely basis taken as a whole after taking into account insurance recoveries available to EWD, but specifically excluding any event, occurrence, fact or change that can be cured by EWD by the Closing Date and also specifically excluding any event, occurrence, fact or change resulting or arising from: (i) any change in economic conditions, generally or in any of the industries or markets in which the Pipeline Assets are operated; (ii) national or international political or social conditions; (iii) changes in any Governmental Order, Law, accounting requirement or principles, or other binding directives issued by any Governmental Authority; (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated herein; (v) any omission to act or action taken with the written consent of Buyer; (vi) changes in cash flow, net income and/or gross margin resulting from seasonal weather fluctuations similar to those which have historically occurred; provided that, in the case of (i), (ii), (iii) and (vi) above, such change, event or action does not affect the Pipeline Assets in a substantially disproportionate manner.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Ordinary Course of Business” means the ordinary course of business which is consistent with past practices of EWD with regard to the Pipeline Assets.

“Parent” means Gas Natural Inc., an Ohio corporation.

“Party” means a Buyer or EWD and “Parties” means Buyer and EWD, collectively.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pipeline Assets” has the meaning set forth in Section 2.01(b).

“Pipeline Books and Records” has the meaning set forth in Section 2.01(b).

“Pipeline Contracts” has the meaning set forth in Section 2.01(b)(v).

“Pipeline Conveyance Documents” has the meaning set forth in Section 7.02(e).

“Pipeline Easements” has the meaning set forth in Section 2.01(b).

“Pipeline Equipment” has the meaning set forth in Section 2.01(b).

“Pipeline Real Property” has the meaning set forth in Section 2.01(b). Pipeline Real Property does not include Pipeline Easements.

“Pipelines” has the meaning set forth in Section 2.01(b).

“Post-Closing Event” has the meaning set forth in Section 5.05(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Property and Casualty Claims” has the meaning set forth in Section 5.16.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Regulatory Authority” means FERC and all other applicable Governmental Authorities that have jurisdiction over the Pipeline Assets or the transaction contemplated herein.

“Regulatory Order” means a Governmental Order issued by any Regulatory Authority that affects, is related to, restricts or governs the rates, services, activities or operations of the Pipeline Assets.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Regulatory Approvals” means, with respect to a Party, all consents, authorizations, orders and approvals from and filings with any Governmental Authority or Regulatory Authority which are required for the execution, delivery and performance of this Agreement and the other Transaction Documents by such Party and the consummation of the transaction contemplated herein and therein by such Party (all of which, with respect to EWD, are set forth on Schedule 3.06(a) and, with respect to Buyer, are set forth on Schedule 4.02).

“Shoshone Pipeline” has the meaning set forth in Section 2.01(b).

“Special Representations” has the meaning set forth in Section 8.01(a).

“Stock Purchase Agreement” has the meaning set forth in the recitals.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which tax or taxes include, without limiting the generality of the foregoing, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority).

“Tax Allocation Statements” has the meaning set forth in Section 6.05(b).

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Stock Purchase Agreement and the Pipeline Conveyance Documents.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) [Intentionally Omitted]

(b) Sale of Pipeline Assets. Subject to the terms and conditions set forth herein, EWD will, and will cause its Affiliates to, sell, grant, transfer, assign and convey to Buyer, and Buyer will purchase, all of EWD’s and its Affiliates’ right, title and interest in and to all of the following (collectively, the “Pipeline Assets”):

(i) the natural gas gathering pipeline commonly known as the Glacier Pipeline, as described and shown in Schedule 2.01(b)(i) (the “Glacier Pipeline”);

(ii) the natural gas transportation pipeline commonly known as the Shoshone Pipeline, as described and shown in Schedule 2.01(b)(ii) (the “Shoshone Pipeline” and, together with the Glacier Pipeline, the “Pipelines”);

(iii) all (A) real property interests (other than Easements) of EWD and its Affiliates related to the Glacier Pipeline, all of which are described in Schedule 2.01(b)(iii)(A), (B) real property interests (other than Easements) of EWD and its Affiliates related to the Shoshone Pipeline, all of which are described in Schedule 2.01(b)(iii)(B) (the real property interests described in clauses (A) and (B) are the “Pipeline Real Property”), and (C) Easements related to the Glacier Pipeline and the Shoshone Pipeline (collectively, the “Pipeline Easements”);

(iv) all tangible personal property of EWD and its Affiliates, including, without limitation, all pipes, storage tanks and facilities, pumps, motors, valves, fittings, compressor stations, miscellaneous equipment, gauges, meters and buildings related to (A) the Glacier Pipeline, all of which is described in Schedule 2.01(b)(iv)(A) and (B) the Shoshone Pipeline, all of which is described in Schedule 2.01(b)(iv)(B) (collectively, the “Pipeline Equipment”);

(v) all Contracts and Permits and rights thereunder related or appurtenant to the following (collectively, the “Pipeline Contracts”): (A) the Glacier Pipeline and related Pipeline Real Property and Pipeline Equipment, all of which is described in Schedule 2.01(b)(v)(A), (B) the Shoshone Pipeline and related Pipeline Real Property and Pipeline Equipment, all of which is described in Schedule 2.01(b)(v)(B), and (C) the Pipeline Easements;

(vi) all “line pack gas” in the Shoshone Pipeline and related Pipeline Equipment that is necessary to maintain normal operating pressures and effect the uninterrupted flow and transport of natural gas through the Shoshone Pipeline to ensure continuous operations at Closing, with an aggregate volume of not less than 1,104 mcf;

(vii) all deposits and prepayments made by shippers or by counterparties to Pipeline Contracts, and all accounts receivable thereunder, applicable to periods after the Closing Date (“Pipeline Pre-Paids and Receivables”); and

(viii) all original files, records and data relating to the Pipeline Assets and in the possession of EWD or its Affiliates, including, but not limited to, manuals developed by or for EWD and used in the operation of the Pipeline Assets; lease, land, and title records (including abstracts of title, title opinions and title curative documents); Pipeline Contracts; purchasing records; communications to and from any Governmental Authorities; tax, accounting, and permitting files; health, safety and environmental records; and engineering and operating records relating to the Pipeline Assets (collectively, “Pipeline Books and Records”).

(c) Excluded Assets and Excluded Liabilities.

(i) [Intentionally Omitted]

(ii) Subject to the terms and conditions set forth herein, Buyer agrees to assume and become responsible for, as of the Closing, only the following liabilities and obligations related to the Pipeline Assets (the “Assumed Pipeline Liabilities”): (A) liabilities and obligations with respect to the performance of the Pipeline Contracts to the extent assigned to Buyer and based on any act or omission occurring on and after the Closing Date and (B) liabilities and obligations with respect to the Pipeline Assets first arising on or after the Closing Date, including all Easement royalty or other fees set forth on Schedule 2.01(c), which shall be prorated as of the Closing Date.

Section 2.02 Purchase Price. The purchase price (the “Purchase Price”) will be $1,200,000.

Section 2.03 Transactions to be Effected at Closing.

(a) At Closing, EWD will deliver to Buyer possession of the Pipeline Assets.

(b) At Closing, Buyer will pay EWD the Purchase Price by wire transfer of immediately available funds to an account of EWD designated in writing by EWD to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Pipeline Assets contemplated hereby will take place at a closing (the “Closing”) to be held on and effective as of the first day of the calendar month following the date on which the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Parent in Mentor, Ohio, or on such other date or at such other place as EWD and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, (a) if the Closing Date is not a Business Day, the Purchase Price shall be paid on the first Business Day after the Closing Date and (b) if the date on which the last of the conditions to Closing set forth in Article VII are satisfied or waived is within five days of the end of the month, then the Closing Date will be extended to the first day of the second calendar month following if the date on which the last of the conditions to Closing set forth in Article VII are satisfied or waived.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EWD

Except as set forth in the correspondingly numbered Disclosure Schedules, EWD represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of EWD. EWD is a corporation duly organized, validly existing and in good standing under the Laws of the State of Montana. EWD has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by EWD of this Agreement and any other Transaction Document to which it is a party, the performance by EWD of its obligations hereunder and thereunder and the consummation by EWD of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of EWD. This Agreement has been duly executed and delivered by EWD, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of EWD enforceable against EWD in accordance with its terms. When each other Transaction Document to which EWD is or will be a party has been duly executed and delivered by EWD (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of EWD enforceable against it in accordance with its terms.

Section 3.02 [Intentionally Omitted]

Section 3.03 [Intentionally Omitted]

Section 3.04 [Intentionally Omitted]

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by EWD of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of EWD; (b) except as set forth in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract; or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Pipeline Assets.

Section 3.06 Governmental Matters.

(a) The execution, delivery and performance by EWD of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not require any approvals from any Regulatory Authority other than the Required Regulatory Approvals, all of which are set forth in Schedule 3.06(a).

(b) The execution, delivery and performance by EWD of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to EWD or the Pipeline Assets or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Permit.

(c) EWD has timely filed or caused to be timely filed with each applicable Regulatory Authority all current material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required by Law or Order to be filed with respect to the Pipeline Assets for the most recent applicable reporting periods. Except as set forth in Schedule 3.06(c), as of the respective dates on which such forms, statements, reports and documents were filed, each complied in all material respects with all requirements of any Law or Order applicable to such form, statement, report or document in effect on such date and the information contained therein was true and correct in all material respects as of the respective dates of such filings, and each and every non-compliance described in Schedule 3.06(c) has been or will be cured without liability to Buyer prior to the Closing Date.

(d) Schedule 3.06(d) sets forth all of the (i) currently pending filings made by EWD or any of its Affiliates before any Governmental Authority that are reasonably likely to affect, be related to, restrict or govern the rates, services, activities or operations of the Pipeline Assets after the date of this Agreement and (ii) currently pending Actions involving EWD or any of its Affiliates commenced or brought before any Governmental Authority that are reasonably likely to affect, restrict or govern the rates, services, activities or operations of the Pipeline Assets.

Section 3.07 [Intentionally Omitted]

Section 3.08 [Intentionally Omitted]

Section 3.09 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.09, since December 31, 2013, there has not been, with respect to the Pipeline Assets, as applicable, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) transfer, assignment, sale or other disposition of any material Pipeline Assets, except the sale of natural gas in the Ordinary Course of Business;

(c) material damage, destruction or loss (whether or not covered by insurance) to any Pipeline Assets;

(d) acceleration, termination, material modification to or cancellation of any Material Contract;

(e) material capital expenditure with respect to the Pipeline Assets;

(f) any adverse Action, ruling, order or similar from any Regulatory Authority including, but not limited to, any ruling related to any rates or rate cases; or

(g) Contract or commitment entered into by EWD with respect to the Pipeline Assets to do any of the foregoing.

Section 3.10 Material Contracts.

(a) Schedule 3.10 lists each of the following Pipeline Contracts to which EWD is a party or is otherwise bound (such Contracts, together with all Contracts listed or otherwise disclosed in Schedule 3.11(b) being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $50,000 annually and which, in each case, cannot be cancelled by EWD without penalty or without more than ninety (90) days’ notice;

(ii) each Contract that requires EWD to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) each Contract that provides for the indemnification by EWD of any Person or the assumption by EWD of any Tax, environmental or other Liability of any Person, other than any Contract (A) that provides for indemnification or the assumption of any Liability that is not reasonably likely to exceed $5,000 or (B) that provides for indemnification and is for standard, off-the shelf software or similar products;

(iv) each Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) each Contract with employees, independent contractors or consultants (or similar arrangements) which is not cancellable without material penalty or without more than ninety (90) days’ notice;

(vi) except for Contracts relating to trade receivables, each Contract relating to indebtedness (including, without limitation, guarantees) of EWD;

(vii) each Contract with any Governmental Authority;

(viii) each Contract that limits or purports to limit the ability of EWD to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) each Contract that provides for any joint venture, partnership or similar arrangement;

(x) each Contract between or among EWD, on the one hand, and Parent or any Affiliate of Parent, on the other hand, that will not be terminated or expire prior to Closing;

(xi) each Contract with any union or that is a collective bargaining agreement; and

(xii) each Pipeline Easement that is a Contract and is on or across federal, state or local public lands; provided, however, Schedule 3.10 is not required to list any Pipeline Easement that is a Material Contract unless required pursuant to this clause (xii).

(b) Each Material Contract is valid and binding on EWD in accordance with its terms and is in full force and effect. Neither EWD nor, to EWD’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To EWD’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.11 Owned and Leased Real Property and Easements and Right-of-Ways.

(a) (i) [Intentionally Omitted]

(ii) EWD and its Affiliates have good and valid title to, or a valid leasehold interest in, all Pipeline Real Property.

(iii) To EWD’s Knowledge, EWD and its Affiliates have a valid Easement in all Pipeline Easements.

(iv) All Pipeline Real Property and Pipeline Easements are free and clear of Encumbrances except for the following:

(A)	liens for Taxes not yet due and payable;

(B)	mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Pipeline Assets;

(C)	easements, rights of way, zoning ordinances and other encumbrances of public record; and

(D)	other Encumbrances which are not, individually or in the aggregate, material to the Pipeline Assets.

(b) Schedule 3.11(b) lists with respect to each parcel of Pipeline Real Property whether such property is (i) owned in fee or (ii) leased or subleased by EWD and the current use of such property. With respect to owned Pipeline Real Property, EWD has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which EWD acquired such Pipeline Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of EWD and relating to the Pipeline Real Property. With respect to leased Pipeline Real Property, EWD has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Pipeline Real Property. With respect to Pipeline Easements, EWD has made available, or will no less than ninety (90) days after the date hereof make available, to Buyer true, complete and correct copies of all Contracts evidencing such Easements.

(c) Except as set forth in Schedule 3.11(c), EWD is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Pipeline Real Property.

(d) The use and operation of the Pipeline Real Property and Pipeline Easements in the conduct of EWD’s business do not violate in any material respect any Law, Contract or Permit. No material improvements constituting a part of the Pipeline Real Property or Pipeline Easements encroach on real property owned or leased by a Person other than EWD. There are no Actions pending nor, to EWD’s Knowledge, threatened against or affecting the Pipeline Real Property, Pipeline Easements or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(e) The Pipeline Real Property and Pipeline Easements, together with the Pipeline Equipment, is sufficient for the continued use and operation of the Pipeline Assets after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary for the use and operation of the Pipeline Assets as currently conducted.

(f) To EWD’s Knowledge, there is no real property over, under or through which Pipeline Assets are located for which EWD does not have a valid ownership in fee, an easement, a right-of-way or a lease or sublease.

Section 3.12 Personal Property.

(a) EWD has good and valid title to or a valid leasehold interest in all Pipeline Equipment. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following:

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the Pipeline Assets; and

(iii) other Encumbrances which are not, individually or in the aggregate, material to the Pipeline Assets.

(b) Except as set forth in Schedule 3.12, the Pipeline Equipment has been maintained in accordance with Good Utility Practice, ordinary and reasonable wear and tear excepted, and, together with all Pipeline Real Property and Pipeline Easements, is sufficient for the continued use and operation of the Pipeline Assets after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary for the use and operation of the Pipeline Assets as currently conducted.

Section 3.13 [Intentionally Omitted]

Section 3.14 Insurance. Schedule 3.14 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by EWD or its Affiliates and relating to the Pipeline Assets (collectively, the “Insurance Policies”). Except as set forth on Schedule 3.14, there are no claims related to the Pipeline Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.6(c), there are no Actions pending or, to EWD’s Knowledge, threatened (i) against or by EWD affecting any of the Pipeline Assets (or by or against EWD or any Affiliate thereof and relating to the Pipeline Assets) or (ii) against or by EWD or any Affiliate of EWD that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated herein. To EWD’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Schedule 3.06(d), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting (i) EWD with respect to the Pipeline Assets or (ii) the Pipeline Assets.

(c) EWD is in compliance with the terms of each Governmental Order set forth in Schedule 3.06(d).

(d) To EWD’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order by EWD.

Section 3.16 Compliance With Laws; Permits.

(a) EWD has complied, and is now complying, in all material respects with all Laws applicable to the Pipeline Assets.

(b) All Permits required for EWD to own and operate the Pipeline Assets in all material respects are (i) listed on Schedule 3.16, (ii) held by EWD and (iii) valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.16.

Section 3.17 Environmental Matters.

(a) Except as otherwise set forth on Schedule 3.17(a):

(i) EWD (with respect to the Pipeline Assets) is currently and during the respective time period that EWD has owned the Pipeline Assets has been in compliance with all Environmental Laws in all materials respects;

(ii) during the respective period of time that EWD has owned the Pipeline Assets, neither EWD (with respect to the Pipeline Assets), nor any of its Affiliates have received from any Person any (A) Environmental Notice or Environmental Claim or (B) written request for information pursuant to Environmental Law relating to the Pipeline Assets, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date; and

(iii) to EWD’s Knowledge, there are no facts or circumstances related to the Pipeline Assets that could reasonably be expected to give rise to any Environmental Notice or Environmental Claim against the Pipeline Assets which have caused, or would reasonably be expected to give rise to, penalties, costs assessed, or other damages against EWD, including without limitation, contamination of any real property, or water contamination (including without limitation groundwater contamination).

(b) EWD has obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.17(b)) necessary for the ownership, lease, operation or use of the Pipeline Assets currently and during the respective time period that EWD has owned the Pipeline Assets, and all such Environmental Permits are in full force and effect and will be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and to EWD’s Knowledge there is no condition, event or circumstance that might (i) result in any adverse modification, revocation, or termination of, or any other adverse change in, any such Environmental Permits or (ii) prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Pipeline Assets as currently carried out.

(c) No Pipeline Real Property or Pipeline Easements is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, nor are there any environmental liens or environmental use restrictions recorded, or to EWD’s Knowledge threatened or proposed, against such real property.

(d) During the respective time period that EWD has owned the Pipeline Assets, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to any Pipeline Assets, and to EWD’s Knowledge, no real property currently or formerly owned, operated, or leased in connection with any Pipeline Real Property or Pipeline Easements (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, EWD.

(e) Schedule 3.17(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by EWD with respect to the Pipeline Assets. All such tanks have been registered and operated, and all abandoned tanks closed, in accordance with all Environmental Laws, and to EWD’s Knowledge, no other underground storage tanks exist on any Pipeline Real Property or Pipeline Easements.

(f) Schedule 3.17(f) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by EWD (with respect to the Pipeline Assets) and any predecessors as to which EWD may retain liability, and to EWD’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Neither EWD nor any of its Affiliates has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by EWD with respect to the Pipeline Assets, and, to EWD’s Knowledge, no facts or circumstances exist related to any such off-site treatment, storage or disposal that would reasonably be expected to give rise to an Environmental Notice or Environmental Claim against EWD with respect to the Pipeline Assets.

(g) EWD with respect to the Pipeline Assets has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) EWD has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Pipeline Assets related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i) During EWD’s ownership and operation of the Pipeline Assets, EWD has not installed or used asbestos or asbestos-containing materials in connection with their operation of the Pipeline Assets. Buyer acknowledges and understands that prior to EWD’s ownership of the Pipeline Assets, it was customary in the industry to use asbestos and asbestos-containing materials as insulation around pipes and for other purposes. EWD have not made or undertaken an independent investigation with respect to legacy asbestos or asbestos-containing materials present in the Pipeline Assets.

(j) During the time periods that EWD has owned the Pipeline Assets, no electrical transformers containing PCBs, fluorescent light fixtures with PCB-containing ballasts or other equipment containing PCBs are or were installed or located on any Pipeline Assets. EWD has not made or undertaken an independent investigation with respect to legacy PCB contamination in condensate accumulation in pipelines or other instances of legacy PCB contamination that predated EWD’s lease, use, operation, or ownership of the Pipeline Assets.

Section 3.18 [Intentionally Omitted]

Section 3.19 Employment/Consulting Matters. There are no employees, independent contractors or consultant of Parent or any Affiliate of Parent (other than the Company) who have dedicated a majority of their productive time to the ownership, operation and maintenance of the Pipeline Assets as of June 30, 2014.

Section 3.20 Taxes. Except as set forth in Schedule 3.20:

(a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of EWD have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by EWD (whether or not shown on any Tax Return) have been, or will be, timely paid, except those being contested in good faith and that are identified in Schedule 3.20.

(b) EWD has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other third parties, and have materially complied with all information reporting and backup withholding provisions of applicable Law. All Tax information reporting requirements of or with respect to EWD have been satisfied in full.

(c) No claim has been made or threatened in writing since January 1, 2008 by a Tax authority in any jurisdiction asserting that EWD (with respect to the Pipeline Assets) is or may be subject to Taxes imposed by that jurisdiction but not paid by EWD, including sales and use Taxes required to be collected by EWD and remitted to that jurisdiction and income Taxes payable to that jurisdiction that has not been resolved. Schedule 3.20 lists each jurisdiction with which EWD (with respect to the Pipeline Assets) has or has had a nexus for sales, use and income Tax purposes for Taxable periods beginning on or after January 1, 2008, and EWD is not required to file any Tax Returns or collect any Taxes in any other jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes with respect to the Pipeline Assets.

(e) All deficiencies asserted, or assessments made, with respect to the Pipeline Assets as a result of any examinations by any taxing authority have been fully paid.

(f) EWD (with respect to the Pipeline Assets) is not a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority.

(g) No Tax liens are currently in effect against any Pipeline Assets other than liens for Taxes not yet due and payable.

(h) EWD is not a party to, or bound by any Tax indemnity, Tax-sharing, Tax allocation agreement or similar Contract or arrangement, except for EWD’s internal Tax sharing agreement with the Parent; provided, however, that in the case of EWD this representation will only apply to agreements or arrangements that could result in a liability or obligation related to the Pipeline Assets.

Section 3.21 [Intentionally Omitted]

Section 3.22 Internal Controls. To EWD’s Knowledge, there does not exist any significant deficiency in the design or operation of EWD’s internal controls which could adversely affect EWD’s ability to record, process, summarize and report financial data and EWD has in place internal controls and procedures designed and maintained to give reasonable assurance that transactions are recorded as necessary to permit preparing financial statements in conformity with Applicable Financial Principles and to maintain accountability for assets.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated herein or any other Transaction Document based upon arrangements made by or on behalf of EWD or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Disclosure Schedules, Buyer represents and warrants to EWD that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Wyoming. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by Buyer of this Agreement, the execution and delivery by Buyer of any other Transaction Document to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated herein and therein have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by EWD) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) except as set forth in Schedule 4.02, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or require any Required Regulatory Approvals; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated herein or in any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated herein. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF EWD EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS:

(A) THE PIPELINE ASSETS ARE BEING ACQUIRED BY BUYER “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS”; AND

(B) EWD EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES AS TO THE OPERATION OF THE PIPELINE ASSETS, INCLUDING THE TITLE, CONDITION, VALUE OR QUALITY OF THE PIPELINE ASSETS OR THE PROSPECTS, LIABILITIES, RISKS AND ANY OTHER INCIDENTS OF THE PIPELINE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PIPELINE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

Section 4.06 [Intentionally Omitted]

Section 4.07 Investigations. Buyer acknowledges that it has been furnished with and has an opportunity to read this Agreement to which it is a party and all materials relating to the Pipeline Assets that have been posted in the data room in connection with the transactions contemplated herein. Buyer further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from EWD concerning the Pipeline Assets, including but not limited to information relating to the business, finances, operations and prospects of the Pipeline Assets.

Section 4.08 Financial Capability. Buyer has the financial capability to consummate the transaction pursuant to the terms and conditions of this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), EWD will,

(i) operate and maintain the Pipeline Assets consistent with Good Utility Practice and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business, rights, franchises and goodwill of, and relationships of the employees, customers, lenders, suppliers, regulators and others having business relationships with EWD with respect to the Pipeline Assets consistent with Good Utility Practice. Without limiting the foregoing, except as consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date:

(a) EWD will preserve and maintain all of its Permits related to the Pipeline Assets and apply for all Permits (including, without limitation, storm water permits) necessary for the operation and maintenance of the Pipeline Assets prior to Closing;

(b) EWD will pay its debts, Taxes and other obligations when due, except those which are being contested in good faith;

(c) EWD will maintain the Pipeline Assets consistent with Good Utility Practice, subject to reasonable wear and tear;

(d) EWD will continue to maintain at no less than their current limits all Insurance Policies, except to the extent that any such Insurance Policies are no longer applicable or otherwise required and except as otherwise required by applicable Law;

(e) EWD will perform all of their respective material obligations under all Material Contracts;

(f) EWD will maintain the Pipeline Books and Records in accordance with past practices;

(g) EWD (with respect to the Pipeline Assets) will not enter into, amend, extend, renew, release or assign any natural gas supply, pipeline, transportation or storage contract, agreement, or arrangement, except as required by Law after notice to and consultation with Buyer;

(h) [Intentionally Omitted]

(i) EWD (with respect to the Pipeline Assets) will not enter into, amend, extend, renew, release or assign any agreements with any Affiliate;

(j) EWD (with respect to the Pipeline Assets) will comply in all material respects with all applicable Laws;

(k) EWD will not take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur; and

(l) EWD will maintain “line pack gas” in the Glacier Pipeline and related Pipeline Equipment at the level that is necessary to maintain normal operating pressures and effect the uninterrupted flow and transport of natural gas through the Glacier Pipeline to ensure continuous operations at Closing.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, EWD will during normal business hours and upon reasonable prior notice: (i) afford Buyer and its Representatives full and free access to and the right to inspect all of the Pipeline Real Property, Pipeline Easements, Pipeline Equipment, premises, books and records, Contracts and other documents and data related to the Pipeline Assets, (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Pipeline Assets as Buyer or any of its Representatives may reasonably request, and (iii) instruct the Representatives of EWD to cooperate with Buyer and its Representatives in their investigation of the Pipeline Assets.

(b) Without limiting the foregoing, with EWD’s prior consent (which will not be unreasonably withheld, conditioned or delayed) and upon reasonable notice, Buyer and its Representatives will be permitted to conduct environmental due diligence of the Pipeline Real Property, Pipeline Easements and Pipeline Assets, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Pipeline Real Property, Pipeline Easements and Pipeline Assets. Buyer shall indemnify, defend and hold harmless EWD and its Representatives from and against any and all Losses to the extent directly caused by any acts performed in exercising Buyer’s rights under this Section 5.02(b). The indemnification and hold harmless provisions of this Section 5.02(b) shall survive termination hereof or Closing for a period of three (3) years.

(c) Any investigation pursuant to this Section 5.02 will be conducted in such manner as not to interfere unreasonably with the conduct of the business of EWD and EWD will have the right to have a representative of its choice present at any such investigation or visit by Buyer or its Representatives. If Buyer’s investigation pursuant to Section 5.02(a) or (b) reveals any information which make any of EWD’s representations and warranties untrue or inaccurate, Buyer will notify EWD of such information in accordance with Section 5.05(b).

Section 5.03 Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month before the Closing Date, EWD will deliver to Buyer (a) the financial statements that it prepares in the Ordinary Course of Business with respect to the Pipeline Assets as of the end of such month, prepared in accordance with Applicable Financial Principles and unaudited but certified to be true and accurate, subject to normal year-end audit adjustments, and (b) the operational reports that it prepares in the Ordinary Course of Business with respect to the Pipeline Assets.

Section 5.04 No Solicitation of Bids.

(a) From and after the date of this Agreement until the Closing Date or earlier termination pursuant to Article IX hereof, EWD will, and will not authorize or permit any of its Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any proprietary or non-public information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. EWD will immediately cease and cause to be terminated, and will cause its Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving EWD (that includes the Pipeline Assets); (ii) the issuance or acquisition of shares of capital stock or other equity securities of EWD (that includes the Pipeline Assets); or (iii) the sale, lease, exchange or other disposition of any of the Pipeline Assets, provided, however, nothing contained herein will preclude EWD from selling natural gas in the Ordinary Course of Business, and further provided that nothing in this Section shall be deemed to prohibit any Person from encouraging, soliciting, initiating, facilitating, inquiring, discussing, negotiating or entering into any agreements relating to a change of control of EWI or Parent.

(b) In addition to the other obligations under this Section 5.04, EWD will promptly (and in any event within five (5) Business Day after receipt thereof) notify Buyer of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, (ii) any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning a change of control of EWI or Parent. All information provided by EWD to Buyer pursuant to this Section 5.04(b) will be deemed to be Confidential Information.

(c) The Parties agree that the rights and remedies for noncompliance with this Section 5.04 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such breach.

Section 5.05 Notice of Certain Events and Amendment of Disclosure Schedules.

(a) From the date hereof until the Closing, EWD will promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by EWD hereunder not being true and correct or would have been required to have been disclosed in the Disclosure Schedules by EWD if such fact, circumstance, event or action had existed as of the date of this Agreement or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 or 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

(iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated herein that Buyer does not receive directly from such Governmental Authority; and

(iv) any Actions commenced or, to EWD’s Knowledge, threatened against, relating to or involving or otherwise affecting EWD that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated herein.

(b) From the date hereof until the Closing, Buyer will promptly notify EWD in writing of:

(i) (A) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct, (B) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 or 7.03 to be satisfied, or (C) any fact, circumstance, event or action of which any individual listed on Schedule 5.05(b) has actual knowledge without investigation (“Buyer’s Knowledge”), the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any representation or warranty made by EWD hereunder not being true and correct or would have been required to have been disclosed in the Disclosure Schedules by EWD if such fact, circumstance, event or action had existed as of the date of this Agreement;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement that EWD does not receive directly from such Governmental Authority; and

(iv) any Actions commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relates to the consummation of the transactions contemplated by this Agreement.

(c) (i) Prior to Closing, EWD will update the Disclosure Schedules based on any information provided by any Party pursuant to this Section 5.05 (each, a “Disclosure Schedule Update”), but only to the extent the fact, circumstance, event or action giving rise to and disclosed in such Disclosure Schedule Update first occurred or arose after the date hereof (each, a “Post-Closing Event”); provided that, if any Disclosure Schedule Update is provided less than five (5) Business Days prior to the scheduled Closing Date, Buyer may, in its sole discretion, postpone the Closing Date to the first day of the first month that is at least five (5) Business Days after the delivery of such Disclosure Schedule Update or to such other date mutually acceptable to the Parties.

(ii) If all Post-Closing Events hereunder and all “Post-Closing Events” pursuant to the Stock Purchase Agreement are reasonably likely to cause Losses with respect to the Pipeline Assets and the Company in an aggregate amount equal to or in excess of $750,000, Buyer will have the option (but not the obligation) to terminate this Agreement pursuant to Section 9.01(b)(iii).

(iii) If all Post-Closing Events hereunder and all “Post-Closing Events” pursuant to the Stock Purchase Agreement are reasonably likely to cause Losses with respect to the Pipeline Assets and the Company in an aggregate amount less than $750,000, (A) Buyer will not be permitted to terminate this Agreement pursuant to Section 9.01(b)(iii) (without prejudice to any other right Buyer may have to terminate this Agreement hereunder).

(iv) If Buyer does not or may not terminate this Agreement pursuant to Section 9.01(b)(iii), (A) the Disclosure Schedules will be deemed updated by all Post-Closing Events, contained in the Disclosure Schedule Updates solely for purposes of Article VII, but will not be deemed updated by the information contained in the Disclosure Schedule Updates for any other purpose hereunder, and (B) if the Closing occurs, Buyer will not be deemed to have waived (and may pursue) any rights it has pursuant to this Agreement (including, without limitation, Article VIII) with respect any Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of such Post-Closing Events, notwithstanding Buyer’s knowledge of such facts, circumstances, events and actions prior to the Closing.

Section 5.06 [Intentionally Omitted]

Section 5.07 Confidentiality.

(a) Subject to the first sentence of subsection (b) of this Section 5.07, a Party receiving Confidential Information from another Party will not disclose and will keep strictly confidential all such Confidential Information of such disclosing party; provided that such receiving Party may disclose Confidential Information of such disclosing Party (i) to any Representative of such receiving Party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein, (ii) to any partner, Affiliate, lender or investor of such receiving Party or any of its Affiliates, or any Representative of such partner, Affiliate, lender of investor who needs to know such information for purposes of consummating the transactions contemplated herein, and (iii) to the extent that such receiving Party or Representative is required to disclose such information in order to avoid committing a violation of any applicable Law including any rules or regulations of any securities association, stock exchange or national securities quotation system.

(b) In the event that a receiving Party or any Representative of such receiving Party or any of its Affiliates is requested or required, pursuant to any Governmental Order to disclose any Confidential Information of a disclosing Party, such receiving Party will (i) provide such disclosing Party with prompt written notice of any such request or requirement so that such disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.07 and (ii) reasonably cooperate with such disclosing Party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing Party fails to waive compliance with the relevant provisions of this Section 5.07, such receiving Party agrees to (A) furnish only that portion of the Confidential Information for which such receiving Party is advised by written opinion of its legal counsel is legally required to be disclosed, (B) upon such disclosing Party’s request and expense, use its commercially reasonably efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing Party prior written notice of the Confidential Information to be disclosed.

(c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing Party, each receiving Party will, and will cause all Representatives of such receiving Party or any of its Affiliates to promptly, (i) deliver to such disclosing Party all original Confidential Information (whether written or electronic) furnished to such receiving Party or any Representative of such receiving Party or any of its Affiliates by or on behalf of such disclosing Party, and (ii) if specifically requested by such disclosing Party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and (B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving Party. This Section 5.07 will survive any termination of this Agreement and will also be deemed to survive the Closing of the transaction contemplated by this Agreement and the Stock Purchase Agreement for the sole purpose of the incorporation of such provision into the Letter Agreement (as defined in the Stock Purchase Agreement).

Section 5.08 Governmental Approvals and Consents

(a) EWD and Buyer will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated herein (including the Required Regulatory Approvals), (ii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated herein (including the Required Regulatory Approvals), and (iii) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated herein. Each Party will have the right to review and approve in advance (which approval will not be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it or the transactions contemplated herein which appear in any filing made by another Party prior to Closing.

(b) Notwithstanding anything herein to the contrary, (i) neither Buyer nor any of its Affiliates will have any obligation to, and EWD will not, take any action or enter into any consent, judgment or decree requiring it to dispose of, hold separate or otherwise restrict Buyer’s or any of its Affiliates’ enjoyment of any of their respective assets or properties and (ii) neither Buyer nor any of its Affiliates will have any obligation to defend any Action challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated herein.

(c) EWD will (i) promptly provide Buyer with copies of all correspondence between either EWD, its Affiliates or its Representatives, on the one hand, and any Regulatory Authority, on the other hand, relating to the Pipeline Assets or the transactions contemplated herein that Buyer does not receive directly from such Regulatory Authority, (ii) consult and cooperate with, and take into account the comments of, Buyer in connection with any filings with any Regulatory Authority and any such correspondence, and (iii) inform Buyer, to the extent practicable, reasonably in advance of any communication, meeting, or other contact of which either EWD, its

Affiliates or its Representatives has received notice or proposes or intends to make with respect to any such filings or correspondence, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing and to use commercially reasonable efforts to ensure that all telephone calls and meetings with any Regulatory Authority regarding the Pipeline Assets or the transactions contemplated herein will include representatives of Buyer. To the extent permitted by Law, EWD will otherwise keep Buyer apprised of the status of matters concerning each applicable Regulatory Authority relating to the transactions contemplated herein.

(d) Notwithstanding the foregoing, no Party shall have any obligation to provide any information the disclosure of which would jeopardize any privilege available to such Party or would cause such party to breach any confidentiality obligations.

(e) Each Party will bear its own legal costs incurred in the preparation, filing, prosecution and defense of all applications, notices, petitions and filing required by Law or Order for the consummation of the transaction contemplated herein, including the Required Regulatory Approvals.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by EWD prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer will retain the Pipeline Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the standard practices of Buyer and upon reasonable notice, afford the Representatives of EWD reasonable access (including the right to make, at EWD’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, EWD will retain the books and records (including personnel files) of EWD which relate to the Pipeline Assets for periods prior to the Closing to the extent that such Books and Records are not delivered to Buyer on the Closing Date pursuant to the terms hereof and upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VI.

(c) No Party will be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 [Intentionally Omitted]

Section 5.11 Litigation and Regulatory Support. In the event and for so long as any Party is actively contesting or defending against any third-party Action in connection with (a) any transaction contemplated herein or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Pipeline Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII hereof). In addition, in the event that any Party is involved in any proceeding before any Regulatory Authority relating to any obligations (including payment obligations) for which the other Party could be liable or responsible under this Agreement, the complaining Party agrees to consult with such other Party concerning such obligations (including the positions taken with respect thereto), to allow such other Party to participate in the proceeding to the extent necessary to protect or defend such other Party’s interests, and to allow such other Party, at such other Party’s cost but if necessary in the complaining Party’s name, to exhaust any appeals available to challenge any appealable decision that is adverse to such other Party’s interests in respect of such obligation. The obligations under this Section 5.11 will survive the Closing.

Section 5.12 Closing Conditions From the date hereof until the Closing, each Party will use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.13 Public Announcements. No Party will directly or indirectly publicly announce the execution and delivery of this Agreement (including through the filing of a Form 8-K with the Securities and Exchange Commission or any other public securities, stock exchange, regulatory or other filing) before the third (3rd) Business Day after the date hereof. Thereafter, unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld, conditioned or delayed). All public announcements will be delivered to each other Party hereunder for review and consent (which consent will not be unreasonably withheld, conditioned or delayed) prior to publication thereof.

Section 5.14 Pipeline Tariffs. Buyer agrees that, for a Pipeline which has tariffs on file with a regulatory agency, it will either adopt EWD’s tariff or file its own to be effective as of the Closing Date, if required by law to do so. If there is a protest regarding EWD’s cancellation of its tariff, as between EWD and Buyer, Buyer will manage and direct the protest, at Buyer’s sole cost and expense, with EWD’s cooperation.

Section 5.15 Risk of Loss. The risk of damage, destruction or other loss to or of the Pipeline Assets will remain with EWD from and after the execution of this Agreement until the Closing Date, at which time EWD will place Buyer in possession of the Pipeline Assets. From and after the Closing Date, subject to the terms of this Agreement, all risks of damage, destruction or other casualty loss to or of the Pipeline Assets will be borne solely by Buyer.

Section 5.16 Insurance Claims. EWD will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed against EWD with a date of occurrence prior to the Closing, and hereby releases Buyer and its Affiliates of any responsibility or liability therefor. Buyer will be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims filed with respect to the Pipeline Assets with a date of occurrence on or after the Closing, and hereby releases EWD of any responsibility or liabilities therefor, except to the extent any such Property and Casualty Claim or the facts, circumstances, events and actions giving rise to such Property and Casualty Claim constitutes a breach of any representation, warranty or covenant of EWD hereunder. For purposes hereof, “Property and Casualty Claims” means workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to damages caused to the Pipeline Assets generally insured under causes-of-loss – special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims.

Section 5.17 Pipeline Real Property Leases and Pipeline Easements. EWD will use commercially reasonable efforts to promptly seek and obtain all third-party consents, approvals and authorizations necessary to assign to Buyer all Pipeline Easements held by EWD or any Affiliates of EWD. EWD will keep Buyer reasonably informed of the status of, and permit Buyer to participate in, this process in order to expedite and assure the timeline receipt of all such consents, approvals and authorizations.

Section 5.18 [Intentionally Omitted]

Section 5.19 Further Assurances. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, EWD (and, prior to the Closing, its Affiliates and their respective Representatives) will not, to the extent it may affect, or relate to, the Pipeline Assets, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period. EWD agrees that Buyer is to have no liability for any Tax resulting from any action of EWD, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) will be borne and paid by EWD when due. EWD will, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer will cooperate with respect thereto as necessary).

(c) EWD will prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns required to be filed in any way related to the Pipeline Assets for any Pre-Closing Tax Period. The preparation and filing of any Tax Return in any way related to the Pipeline Assets that does not relate to a Pre-Closing Tax Period will be exclusively within the control of Buyer.

Section 6.02 [Intentionally Omitted]

Section 6.03 Tax Indemnification. EWD and EWI, jointly and severally, will indemnify each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20, (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, (c) all Taxes relating to the Pipeline Assets for all Pre-Closing Tax Periods, and (d) any and all Taxes of any Person imposed on Buyer arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. EWD will reimburse Buyer for any Taxes that are the responsibility of EWD pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by Buyer.

Section 6.04 [Intentionally Omitted]

Section 6.05 [Intentionally Omitted]

Section 6.06 Contests. Buyer agrees to give written notice to EWD of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided that the failure to comply with this provision will not affect Buyer’s right to indemnification hereunder. Buyer will control the contest or resolution of any Tax Claim; provided, however, that Buyer will obtain the prior written consent of EWD (which consent will not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that EWD will be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel will be borne solely by EWD.

Section 6.07 Cooperation and Exchange of Information. EWD and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes with respect to the Pipeline Assets. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities; provided that EWD shall have no obligation to provide any Tax Returns or portions of Tax Returns that do not relate to the Pipeline Assets. Each of EWD and Buyer will retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Pipeline Assets for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Pipeline Assets for any taxable period beginning before the Closing Date, EWD or Buyer (as the case may be) will provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Like-Kind Exchange. EWD and Buyer hereby agree that Buyer and EWD will each have the right at any time prior to the completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Title Holder (as that term is defined in Revenue Procedure 2000-37, 2000-2 CB 308) in order to accomplish the transaction in a manner that will comply with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If either Party assigns all or any of its rights under this Agreement for this purpose, the other Party agrees to (i) consent to such Party’s assignment of its rights in this Agreement, which assignment will be in a form reasonably acceptable to the other Party, provided that any such assignment will not relieve Buyer from its obligations and liabilities under this Agreement, (ii) accept the Purchase Price or the assignment, as applicable, from the Qualified Intermediary at Closing and (iii) at Closing convey and assign as directed by Buyer or pay the Purchase Price (or any portion thereof) as directed by EWD, as applicable. If either Party elects to assign all or any of its rights under this Agreement pursuant to this Section 6.09, such Party will defend, indemnify, and hold harmless the other Party from all claims relating to such election.

Section 6.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VI will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.11 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI will govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated herein will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated herein illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated herein to be rescinded following completion thereof.

(b) EWD will have received all Required Regulatory Approvals set forth in Schedule 3.06(a) and Buyer will have received all Required Regulatory Approvals set forth in Schedule 4.02, in each case, in form and substance satisfactory to each of EWD and Buyer in its sole discretion, and no such Required Regulatory Approvals will have been revoked.

(c) No Action will have been commenced against Buyer, EWD, or any of their respective Affiliates that is reasonably likely to prevent the Closing. No injunction or restraining order will have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All conditions to the closing of the transactions contemplated by the Stock Purchase Agreement shall have been satisfied and the closing of the transactions contemplated by the Stock Purchase Agreement shall occur simultaneously with the Closing of the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated herein will be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of EWD contained in Section 3.01 and Section 3.23, the representations and warranties of EWD contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and, after giving effect to the Disclosure Schedule Updates pursuant to Section 5.05(c)(iv), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of EWD contained in Section 3.01 and Section 3.23 will be true and correct in all respects on and as of the date hereof and, after giving effect to the Disclosure Schedule Updates pursuant to Section 5.05(c)(iv), on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

(b) EWD will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, EWD will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) [Intentionally Omitted].

(d) EWD will have received all approvals, consents and waivers that are listed on Schedule 3.05 in a form and substance satisfactory to EWD in its sole and absolute discretion.

(e) From the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect which cannot be cured by EWD prior to Closing.

(f) At the Closing, EWD will have delivered to Buyer:

(i) with respect to the sale, grant, transfer, assignment and conveyance of the Pipeline Assets, one or more (A) Bills of Sale in substantially the form attached hereto as Exhibit A, (B) Assignments of Right of Way, Easement, etc. in substantially the form attached hereto as Exhibit B, (C) Partial Assignments of Right of Way in substantially the form attached hereto as Exhibit C, (D) Special Warranty Deeds in substantially the form attached hereto as Exhibit D, and (E) Assignments of Contracts in substantially the form attached hereto as Exhibit E (collectively, the “Pipeline Conveyance Documents”), each duly executed by EWD;

(ii) a certificate of EWD, dated the Closing Date and signed by a duly authorized officer of EWD, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of EWD certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of EWD authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated herein and therein;

(iv) a good standing certificate (or its equivalent) for EWD from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Party is organized; and

(v) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that EWD is not a foreign person within the meaning of Section 1445 of the Code.

(g) EWD will have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated herein.

Section 7.03 Conditions to Obligations of EWD. The obligations of EWD to consummate the transactions contemplated herein will be subject to the fulfillment or EWD’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) [Intentionally Omitted].

(d) EWD will have received all approvals, consents and waivers that are listed on Schedule 3.05 in a form and substance satisfactory to EWD in its sole and absolute discretion;

(e) At the Closing, Buyer will have delivered to EWD:

(i) a certificate, dated the Closing Date and signed by duly authorized officers of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated herein and therein; and

(iii) A good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Party is organized.

(f) Buyer will have delivered to EWD such other documents or instruments as EWD reasonably requests and are reasonably necessary to consummate the transactions contemplated herein.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 (Taxes) which are subject to Article VI) will survive the Closing and will remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that

(i) the representations and warranties in Section 3.01 (Organization and Authority of EWD), Section 3.11(a) (Owned and Leased Real Property and Easements and Right-of-Ways), Section 3.12(a) (Personal Property), Section 3.15 (Legal Proceedings; Governmental Orders), Section 3.23 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.03 (Brokers) and Section 4.04 (Legal Proceedings) (collectively, the “Special Representations”) will survive indefinitely or, if shorter, the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; and

(ii) the representations and warranties in Section 3.17 (Environmental Matters) (the “Environmental Representations”) will survive the Closing and will remain in full force and effect until the date that is three (3) years from the Closing Date.

(b) All covenants and agreements of the Parties contained herein will survive the Closing indefinitely or for the period explicitly specified therein; provided that the covenants and agreements contained in Article VI will survive the Closing as provided in Article VI.

(c) Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.02 Indemnification By EWD and EWI. Subject to the other terms, conditions and limitations of this Article VIII, EWD and EWI, jointly and severally, will indemnify and defend Buyer and each of its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of EWD contained in this Agreement or in any certificate or instrument delivered by or on behalf of EWD pursuant to this Agreement (other than in respect of Section 3.20 (Taxes), it being understood that the sole remedy for any such inaccuracy in or breach thereof will be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by EWD pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure will be pursuant to Article VI).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer will indemnify and defend EWD and its Affiliates and their respective Representatives (collectively, the “EWD Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, EWD Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof will be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 will be subject to the following limitations:

(a) EWD and EWI will not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) or under Section 8.02(a) of the Stock Purchase Agreement with respect to any representations or warranties of EWD hereunder or of EWI and the Company under the Stock Purchase Agreement, other than the Special Representations (as defined herein and in the Stock Purchase Agreement, and excluding Section 3.15(c) and (d) which, for the avoidance of doubt, will be subject to the Basket), until the aggregate amount of such Losses exceeds $75,000 (the “Basket”), in which event EWD and EWI will only be required to pay or be liable for all such Losses in excess of the Basket.

(b) The aggregate amount of all Losses for which EWD and EWI will be liable pursuant to Section 8.02(a) and Section 8.02(a) of the Stock Purchase Agreement will not exceed the following: (i) with respect to any representations or warranties of EWD hereunder or of EWI and the Company under the Stock Purchase Agreement other than the Special Representations (as defined herein and in the Stock Purchase Agreement), $2,500,000 (the “Cap”), (ii) with respect to the Special Representations (as defined herein and in the Stock Purchase Agreement), $17,000,000 and (iii) with respect to Post-Closing Events hereunder and all “Post-Closing Events” pursuant to the Stock Purchase Agreement, $750,000. In no event shall EWD and EWI be liable to Buyer Indemnitees for any Losses or other claims relating to or arising out of this Agreement or the other Transaction Documents in excess of $17,000,000.

(c) Buyer will not be liable to EWD Indemnitees for indemnification under Section 8.03(a) and CLF&P will not be liable to “EWI Indemnitees” for indemnification under Section 8.03(a) of the Stock Purchase Agreement with respect to any representations or warranties of Buyer hereunder or of CLF&P under the Stock Purchase Agreement other than the Special Representations (as defined herein and in the Stock Purchase Agreement) until the aggregate amount of all such Losses exceeds the Basket, in which event Buyer will be required to pay or be liable for all such Losses in excess of the Basket.

(d) The aggregate amount of all Losses for which Buyer will be liable pursuant to Section 8.03(a) and for which CLF&P will be liable pursuant to Section 8.03(a) of the Stock Purchase Agreement (i) other than the Special Representations (as defined herein and in the Stock Purchase Agreement) will not exceed the Cap and (ii) with respect to the Special Representations (as defined herein and in the Stock Purchase Agreement), will not exceed $17,000,000.

(e) The determination of the amount of any Losses for purposes of this Article VIII will take into account the amount of insurance proceeds payable with respect thereto pursuant to any insurance policy.

Section 8.05 Indemnification Procedures. The Person making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Person against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the

Indemnified Party will cooperate in good faith in such defense; provided that if the Indemnifying Party is EWD, such Indemnifying Party will not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required, provided, however, that in such cases the Indemnifying Party may, by written notice to the Indemnified Party, elect to allow the Indemnified Party to assume control and the defense of any such action at Indemnifying Party’s reasonable costs and expenses . If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, or notifies the Indemnified Party in writing that it has elected to allow Indemnified Party to assume the defense and control of any such Third Party Claims, then (i) the Indemnified Party will assume the defense and control of such Third Party Claim at the Indemnifying Party’s reasonable costs and expenses, and (ii) the Indemnifying Party will have the right to participate in the defense at its sole cost and expense, subject to Indemnified Party’s right to control the defense. In such instances, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. EWD and Buyer will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party will enter into settlement of any Third Party Claim without the prior written consent of the other Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to EWD’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes with respect to the Pipeline Assets (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) will be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party will satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 5.04(d), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a Party in connection with the transactions contemplated herein) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 will limit any Person’s right to seek and obtain any equitable relief to which any Person will be entitled or to seek any remedy on account of fraud or criminal activity on the part of a Party in connection with the transactions contemplated herein.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of EWD and Buyer;

(b) by Buyer by written notice to EWD if:

(i) Buyer is not then in material breach of any provision of this Agreement and CLF&P is not then in material breach of any provision of the Stock Purchase Agreement and there has been (A) a breach of or inaccuracy in any representation or warranty made by EWD pursuant to this Agreement as of the date hereof or (B) a breach of failure to perform any covenant or agreement made by EWD pursuant to this Agreement, that in either case would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured within thirty (30) days of EWD’s receipt of written notice of such breach from Buyer, provided that if such breach, inaccuracy or failure cannot reasonably be cured within thirty (30) days, then the cure period shall be extended for one additional thirty (30) day period so long as EWD diligently and in good faith commence to cure the breach, inaccuracy or failure within the initial thirty (30) day cure period and continue to diligently and in good faith attempt to cure the breach during the second thirty (30) day period;

(ii) [Intentionally Omitted];

(iii) any Disclosure Schedule Update gives Buyer the right to terminate this Agreement pursuant to Section 5.05(c);

(iv) any of the conditions set forth in Section 7.01 or Section 7.02 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is eighteen (18) months after the date hereof, unless such failure will be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(v) any Action has been commenced against EWD or any of its Affiliates that is reasonably likely to prevent the Closing and such Action has not been finally resolved within one hundred twenty (120) days of commencement thereof;

(c) by EWD by written notice to Buyer if:

(i) EWD is not then in material breach of any provision of this Agreement and EWI and the Company are not then in material breach of any provision of the Stock Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured within thirty (30) days of Buyer’s receipt of written notice of such breach from EWD; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 will not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first anniversary of the date hereof, unless such failure will be due to the failure of EWD to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) any Action has been commenced against Buyer or any of its respective Affiliates that is reasonably likely to prevent the Closing and such Action has not been finally resolved within one hundred twenty (120) days of commencement thereof; or

(d) by Buyer or EWD in the event that (i) there will be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited or (ii) any Governmental Authority will have issued a Governmental Order restraining or enjoining the transactions contemplated herein, and such Governmental Order will have become final and non-appealable;

(e) by Buyer or EWD if (i) any Required Regulatory Approval (A) has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful or (B) has become a Final Regulatory Order and such Final Regulatory Order imposes conditions or requirements that do not meet with the terminating party’s approval in its commercially reasonable discretion, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and non-appealable; or

(f) automatically upon termination of the Stock Purchase Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement will forthwith become void and there will be no liability on the part of any Party except as set forth in this Article IX and Section 5.07 and Article X hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated herein will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 10.02):

If to EWD:	Energy West Development Inc. 1 1st Avenue South Great Falls, Montana 59401 Attention: Kevin Degenstein President and CEO

with a copy to:	Jodi Littman Tomaszewski, Esq. Dworken & Bernstein Co., L.P.A. 60 S. Park Place Painesville, Ohio 44077

If to Buyer:	Black Hills Exploration and Production, Inc. PO Box 1400 625 Ninth Street Rapid City, SD 57709 Attention: Jeffrey B. Berzina Vice President – Strategic Planning and Development

with a copies to:

Black Hills Corporation

PO Box 1400

625 Ninth Street

Rapid City, SD 57709

Attention: Steven J. Helmers

  General Counsel

and

Faegre Baker Daniels LLP

1470 Walnut Street, Suite 300

Boulder, CO 80302

Attention: John R. Marcil

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter other than the other Transaction Documents.

Section 10.07 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; provided, however, prior to the Closing Date, upon written notice to EWD, Buyer may assign this Agreement in full or in part (including any or all of its rights and obligations hereunder) to one or more of its Affiliates (provided that such Affiliates have the financial ability to consummate the transactions contemplated herein) or the Company, and such assignment will relieve Buyer of its obligations hereunder to the extent so assigned. In the event Buyer assigns this Agreement to one or more Affiliates, EWD may request reasonable evidence of such Affiliates’ financial ability to consummate the transactions contemplated herein.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by and construed in accordance with the internal laws of the State of Wyoming without giving effect to any choice or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENERGY WEST DEVELOPMENT, INC.

By	/s/ Jed Henthorne

Name: Jed Henthorne
Title: Vice President

BLACK HILLS EXPLORATION AND PRODUCTION, INC.

By	/s/ David R. Emery

Name: David R. Emery
Title: President and Chief Executive Officer

For purposes of Articles VI and VIII only: ENERGY WEST, INCORPORATED

By	/s/ Kevin Degenstein

Name: Kevin Degenstein
Title: President and Chief Executive Officer

For purposes of Articles VI and VIII only: ENERGY WEST WYOMING, INC.

By	/s/ Brad Samuels

Name: Brad Samuels
Title: General Manager